Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for First Quarter 2016

Maintains Quality Portfolio and Realizes Liquidity Events

FARMINGTON, Conn., April 14, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the first quarter of 2016.

“During the first quarter we continued to maintain the quality and size of our high yielding portfolio by funding five debt investments totaling $16.5 million. As we move into the second quarter, we have sufficient liquidity to build our pipeline and take advantage of growing market demand,” said Gerald A. Michaud, President of Horizon. “During the first quarter, we also received proceeds from our growing warrant portfolio, as three of our portfolio companies completed M&A transactions.”

New Loans Funded

Horizon funded five new loans in the first quarter of 2016 totaling $16.5 million to the following portfolio companies:

•	$7.5 million to a new portfolio company, NOMi Corporation, a complete in-store retail analytics solution platform provider.
•	$3.0 million to an existing portfolio company, Nanocomp Technologies, Inc., a developer of high performance materials and component products made from carbon nanotubes.
•	$2.0 million to an existing portfolio company, ScoreBig, Inc., an online marketplace focused on helping consumers save on live event tickets.
•	$2.0 million to an existing portfolio company, SavingStar, Inc., a money saving service that helps shoppers save on groceries and online purchases.
•	$2.0 million to an existing portfolio company, eBureau, LLC, a provider of predictive analytics and information solutions.

Liquidity Events

During the quarter ended March 31, 2016, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In January, Overture Networks, Inc. (“Overture”) prepaid the outstanding principal balance of $6.9 million on its venture loan, plus interest, end-of-term payment and prepayment fee. As a result of the successful sale of Overture during the first quarter, Horizon also received total proceeds of $432,000 from the exercise and sale of warrants and a success fee.

In February, Horizon received proceeds of approximately $127,000 pursuant to its exercise and sale of warrants in Snagajob.com, Inc. Horizon continues to hold equity in Snagajob.com.

In March, Sunesis Pharmaceuticals, Inc. (“Sunesis”) prepaid the outstanding principal balance of $1.2 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in Sunesis.

In March, Horizon received proceeds of approximately $318,000 pursuant to its exercise and sale of warrants in Lytx, Inc.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the first quarter of 2016 totaling $8.1 million, compared to early pay-offs totaling $8.0 million during the fourth quarter of 2015. During the first quarter of 2016, Horizon received regularly scheduled principal payments on investments totaling $10.0 million compared to regularly scheduled principal payments totaling $7.9 million during the fourth quarter of 2015.

Commitments

During the quarter ended March 31, 2016, Horizon closed new loan commitments totaling $13.5 million to three companies, compared to the quarter ended December 31, 2015, wherein Horizon closed new loan commitments totaling $12.0 million to three companies.

Pipeline

As of March 31, 2016, Horizon's unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $5.0 million to two companies. This compares to a Committed Backlog of $18.5 million to seven companies as of December 31, 2015. The reduction in Committed Backlog resulted from a combination of first quarter fundings, new commitments made during the quarter and commitments terminating or expiring during the quarter. While Horizon's portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio and IPO Activity

As of March 31, 2016, Horizon held a portfolio of warrant and equity positions in 86 portfolio companies, including 73 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to generate current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman
(860) 676-8653	(212) 477-8438
chris@horizontechfinance.com	lberman@igbir.com